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                                                                     EXHIBIT 5.1


                              KELLEY DRYE & WARREN LLP
        A Limited Liability Partnership Including Professional Associations
                                  101 Park Avenue
                              New York, New York 10178

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                                   (212) 808-7800








                                             August 7, 1998


Viatel, Inc.
800 Third Avenue
New York, New York 10022

          Re:  Registration Statement on Form S-4 (File No. 333-58921)
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Ladies and Gentlemen:

          We have acted as special counsel to Viatel, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-58921) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the proposed offer by the Company to exchange (the "Exchange Offers") $500,000,000 principal amount at maturity of its 12.50% Senior Discount Notes Due 2008, $400,000,000 principal amount of its 11.25% Senior Notes Due 2008, DM 226,000,000 principal amount at maturity of its 12.40% Senior Discount Notes Due 2008 and DM 178,000,000 principal amount of its 11.15% Senior Notes Due 2008 (collectively, the "Exchange Notes") for a like aggregate principal amount of its outstanding 12.50% Senior Discount Notes Due 2008, 11.25% Senior Notes Due 2008, 12.40% Senior Discount Notes Due 2008 and 11.15% Senior


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Notes Due 2008 (collectively, the "Existing Notes") which have not been registered under the Act. The Exchange Notes will be issued pursuant to the respective Indenture, each dated as of April 8, 1998, between the Company and The Bank of New York, as Trustee, pursuant to which the corresponding series of Existing Notes was originally issued (collectively, the "Indentures"). As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Exchange Notes in the Exchange Offers.

          In connection with this opinion, we have examined and relied upon: (i) the Company's Amended and Restated Certificate of Incorporation, as certified by governmental officials, and the Company's Second Amended and Restated By-laws, as certified by the Secretary of the Company; (ii) the minute books and other records of corporate proceedings of the Company, as made available to us by officers of the Company; (iii) an executed copy of the Registration Statement and each amendment thereto through the date hereof, together with the exhibits and schedules thereto, in the form filed with the Commission; (iv) an executed copy of each of the Indentures; and (v) such other records, agreements, certificates, instruments and information from officers and other representatives of the Company and governmental and regulatory authorities as we have deemed necessary as the basis for the opinion expressed herein; and we have reviewed such matters of law deemed necessary by us in order to deliver the within opinion.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of copies and the authenticity of the originals of such copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We express no opinion with respect to the enforceability of any provision of the Indentures or the Exchange Notes to the extent such provision may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal law affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws). We express no opinion concerning any law of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to matters of municipal laws or the rules, regulations or orders of any municipal agencies within any state.

          Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Exchange Notes have been duly authorized for issuance by the Company and, when issued and delivered in exchange for the Existing Notes in the manner described in the Registration Statement and when executed, issued and authenticated in accordance with the terms of the respective Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          This opinion is limited to the specific issues addressed herein, and no opinion may


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be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the present laws of the State of New York, the General Corporation Law of the State of Delaware or the federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                              Very truly yours,

                              KELLEY DRYE & WARREN LLP









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